UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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NATIONWIDE HEALTH PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (3-99)

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 29, 2003

To the Stockholders:

The annual meeting of stockholders of Nationwide Health Properties, Inc. will be held at the Conference Center at 610 Newport Center Drive, Newport Beach, California on May 29, 2003, at 1:00 p.m. local time. At the meeting, stockholders will act on the following matters:

(1)	Election of three directors, each for a term of three years;

(2)	Any other matters that may properly come before the meeting.

Stockholders of record at the close of business on March 21, 2003 are entitled to vote at the meeting or any postponement or adjournment.

By Order of the Board of Directors

R. Bruce Andrews

President and Chief Executive Officer

March 28, 2003

Newport Beach, California

NATIONWIDE HEALTH PROPERTIES, INC.

610 Newport Center Drive, Suite 1150

Newport Beach, California 92660

PROXY STATEMENT

The Board of Directors of Nationwide Health Properties, Inc. (the “Company”) is soliciting the enclosed proxy for use at our annual meeting of stockholders of Nationwide Health Properties, Inc. to be held on Thursday, May 29, 2003, beginning at 1:00 p.m., at the Conference Center, 610 Newport Center Drive, Newport Beach, California, and at any postponement or adjournment. This proxy statement and the accompanying Notice of Annual Meeting of Stockholders describe the purposes of the annual meeting. Distribution of these proxy solicitation materials is scheduled to begin on or about March 28, 2003 to all stockholders entitled to vote at the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the Company’s annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors. In addition, the Company’s management will report on the performance of the Company during 2002 and respond to questions from the stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 21, 2003, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 49,172,216 shares of common stock of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company, either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote for election of the nominated slate of directors (see page 4);

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What vote is required to approve the election of the directors?

The affirmative vote of a majority of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

STOCK OWNERSHIP

Who are the largest owners of the Company’s stock?

The following table sets forth the only stockholders known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock at December 31, 2002:

Beneficial Owner	Common Stock Beneficially Owned		Percent of Outstanding Shares

Cohen & Steers Capital Management, Inc.	7,099,440	(1)	14.44%
757 Third Avenue
New York, NY 10017

European Investors, Inc.	2,946,649	(2)	5.99%
717 5th Avenue
New York, NY 10022

Capital Research and Management Company	2,500,000	(3)	5.09%
333 South Hope Street
Los Angeles, CA 90071

(1)	Cohen & Steers Capital Management, Inc. had sole dispositive power with respect to 7,099,440 shares and sole voting power with respect to 6,644,340 shares.

(2)	European Investors, Inc., along with its wholly-owned subsidiary, EII Realty Securities Inc., had sole voting power with respect to 2,629,099 shares, shared voting power with respect 49,600 shares, sole dispositive power with respect to 2,937,849 shares and shared dispositive power with respect to 13,500 shares.

(3)	Capital Research and Management Company had sole dispositive power with respect to 2,500,000 shares and sole voting power, shared voting power and shared dispositive power with respect to none of the shares.

How much stock do the Company’s directors and executive officers own?

The following table shows the amount of common stock of the Company beneficially owned (unless otherwise indicated) by the Company’s directors, the executive officers of the Company named in the Summary Compensation Table below and the directors and executive officers of the Company as a group. Except as otherwise indicated, all information is as of March 14, 2003.

STOCK OWNERSHIP

Name	Aggregate Number of Shares Beneficially Owned(1)	Acquirable within 60 Days(2)	Percent of Shares Outstanding(3)

R. Bruce Andrews	181,866	270,001	0.9%

David R. Banks	21,700	—	—

Donald D. Bradley	10,500	17,499	0.1

Mark L. Desmond	31,600	94,499	0.3

William K. Doyle	11,831	—	—

Steven J. Insoft	1,160	39,167	0.1

Charles D. Miller	119,000	—	0.2

Robert D. Paulson	6,000	—	—

Keith P. Russell	2,000	—	—

Jack D. Samuelson	57,560	—	0.1

John J. Sheehan, Jr.	4,908	67,501	0.2

All current directors and executive officers as a group (12 persons)	454,390	492,833	1.9%

(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either some or shared investment or voting authority. Certain of the Company’s directors and executive officers disclaim beneficial ownership of some of the shares included in the table, as follows:

•	Mr. Miller – 10,000 shares held in the Carolyn and Chuck Miller Foundation as to which Mr. Miller has no pecuniary interest and disclaims beneficial ownership.

•	Mr. Sheehan – 1,658 shares that his wife holds as custodian for the benefit of his children.

(2)	Reflects shares that could be purchased by exercise of options on March 14, 2003 or within 60 days thereafter under the Company’s stock option plan.

(3)	Based on the number of shares outstanding at or acquirable within 60 days of March 14, 2003.

Based upon a review of the filings with the Securities and Exchange Commission, the Company believes that all of the Company’s directors and executive officers complied during 2002 with the reporting requirements of Section 16(a) of the Securities Act of 1934, except that: Mr. Sheehan filed three late reports related to purchases of 86 shares.

ITEM 1—ELECTION OF DIRECTORS

Directors Standing for Election

The Board of Directors is currently divided into three classes, having three-year terms that expire in successive years.

The current term of the office of directors in Class I expires at the 2003 annual meeting. The Board of Directors proposes that the nominees described below, each of whom is currently serving as a Class I director, be elected for a term of three years and until his successor is duly elected and qualified.

Each of the nominees have consented to serve a three-year term. If any of them should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

Class I Directors.

William K. Doyle	Director since 2000

Mr. Doyle, 56, has been the Managing Partner of Kerlin Capital Group, LLC, a private investment bank, based in Los Angeles, California, since he founded it in December 1994. Mr. Doyle has been an investment banker for 30 years and has been affiliated with major investment banking firms as a managing director including Lehman Brothers and Smith Barney where he was involved in capital raising transactions for ten different REITs. Mr. Doyle is also a Trustee of the Orthopedic Hospital Foundation.

Robert D. Paulson	Director since 2002

Mr. Paulson, 57, has been the CEO of Aerostar Capital LLC, a private equity investment firm since he founded it in June 1997. To date Aerostar has made twelve investments in high technology companies with a combined transaction value of $1 billion. Prior to founding of Aerostar Capital, Mr. Paulson retired from McKinsey & Company, Inc. an international management consulting firm. At McKinsey, Mr. Paulson served as the Los Angeles Office Manager, led the Global Aerospace and Defense Practice, and was twice elected to McKinsey’s board of directors. Mr. Paulson currently serves as a board member of Ducommun Inc.; Forgings International, LP; and the Grand Teton Music Festival.

Keith P. Russell	Director since 2002

Keith P. Russell, 57, has been the President of Russell Financial, Inc., a strategic and financial consulting firm serving businesses and high net worth individuals and families, since April 2001. Mr. Russell retired in March 2001 as the Chairman of Mellon West and Vice Chairman of Mellon Financial Corporation. Prior to this position, Mr. Russell was Vice Chairman and Chief Risk Officer of Mellon Bank Corporation from June 1992 to April 1996. Mr. Russell is the former President and Chief Operating Officer, and a Director, of Glenfed/Glendale Federal Bank. Before joining Glendale Federal Bank in 1983, Mr. Russell served as a senior vice president and deputy administrator of the Subsidiary Group of Security Pacific Corporation. Mr. Russell is a Director of Mellon West; Treasury Bank (an independent subsidiary of Countrywide Credit Industries); and Forrest Binkley and Brown Capital Partners, a venture capital firm.

Directors Continuing in Office

R. Bruce Andrews	Director since 1989

Mr. Andrews, 62, has served as President and Chief Executive Officer of the Company since September 1989 and a director of the Company since October 1989. He had previously served as a director of American Medical International, Inc., a hospital management company, and served as its Chief Financial Officer from 1970 to 1985 and its Chief Operating Officer in 1985 and 1986. From 1986 through 1989, Mr. Andrews was engaged in various private investments.

David R. Banks	Director since 1985

Mr. Banks, 67, is the retired Chairman and Chief Executive Officer of Beverly Enterprises, Inc., an operator of nursing facilities and rehabilitation clinics. He joined Beverly Enterprises, Inc. as President and Chief Operating Officer in October 1979, was elected President and Chief Executive Officer in May 1989 and was elected Chairman, President and Chief Executive Officer in March 1990 and served as Chairman from March 1990 until his retirement in December 2001. He had been a director of Beverly Enterprises, Inc. since September 1979. Mr. Banks is a director of Ralcorp Holdings.

Charles D. Miller	Director since 1985

Mr. Miller, 75, is the retired Chairman and Chief Executive Officer of Avery Dennison Corporation where he held various executive positions since 1964. He is a member of the Board of Directors of The Air Group, the Amateur Athletic Foundation of Los Angeles, Edison International, Korn/Ferry International, Los Angeles Business Advisors and a Trustee Emeritus of Johns Hopkins University and Occidental College. He is a member of the Advisory Board of the Mellon Financial Group—West Coast, and the Autry Museum of Western Heritage.

Jack D. Samuelson	Director since 1994

Mr. Samuelson, 78, co-founded Samuelson Brothers, a real estate developer and contracting firm, in 1946 and has served as its President and Board Chairman since 1957. Mr. Samuelson is also a director of Westaff, an international temporary help company. He is a Trustee of the educational institutions Occidental College and Fuller Seminary. He is a past Chairman of Hollywood Medical Center and the Institute of Critical Care Medicine. He serves several non-profit housing companies: Director and Chairman of Presbyterian Homes of the West, SCPH Senior Continuum Housing Communities, and Beacon Affordable Housing Enterprises.

How are directors compensated?

Base Compensation.    Each non-employee director receives a retainer based on an annualized rate of $25,000 together with a fee of $1,500 per Board meeting or $1,000 per Committee meeting attended. The Chairman receives an additional $15,000 per year. The Audit and Investment Risk Management Committee Chairmen receive additional compensation for their Board Committee Service in the amount of $10,000 per year. The Compensation and Corporate Governance Committee Chairmen receive additional compensation for their Board Committee Service in the amount of $5,000 per year.

Restricted Stock.    Each non-employee director receives an automatic award, in January of each year, of 2,000 shares of common stock. Each award vests three years after the date of issuance. Dividends are paid on the restricted stock at the same rate that the Company pays dividends on all of its common stock.

Retirement Plan.    Non-employee directors are eligible to participate in the Retirement Plan for Directors whereby individuals who terminate their service as a director with at least five years of service are entitled to receive an annual retirement benefit from the Company equal to the aggregate annual director retainer in effect at the time of the eligible director’s termination from the Board. The current retainer amount is $25,000 per year. Any increases in the annual retainer which take effect after an eligible director’s termination from the Board will automatically increase the annual retirement benefit.

Benefits will be paid for a period equal to the number of years of service that the eligible director served on the Board. Upon death of an eligible director, any benefits will be paid to his or her surviving spouse in accordance with the same payment schedule above until receipt of the maximum benefit to which the eligible director would have been entitled had he or she survived or until the death of the eligible spouse, whichever occurs first.

How often did the Board meet during fiscal 2002?

The Board of Directors met ten times during 2002. Each director attended more than 75% of the total number of meetings of the Board and Committees on which he served.

What committees has the Board established?

The Company’s Board composition and committees are as follows:

BOARD COMPOSITION

Name	Audit Committee	Compensation Committee	Corporate Governance Committee	Investment Risk Management Committee
Independent* Directors:
Charles D. Miller, Chairman		X	Chair	X

David R. Banks	X	Chair	X	X

William K. Doyle	X		X	X

Robert D. Paulson				X
Keith R. Russell	Chair**
Jack D. Samuelson	X	X	X	Chair
Management Director:
R. Bruce Andrews, CEO				X

*As determined by the Board in accordance with the Company’s Corporate Governance Principles.

**“Audit Committee Financial Expert” determined by the Board under applicable SEC rules.

Audit Committee.    The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, accounting and financial reporting processes and audits of the Company’s financial statements, systems of internal accounting and financial controls, independence and qualifications of the independent auditors, performance of the internal function and independent auditors, and compliance with the Company’s Business Code of Conduct & Ethics and applicable legal and regulatory requirement. The Audit Committee has adopted a charter (and it is attached to this Proxy Statement as Appendix A). Our common stock is listed on the New York Stock Exchange and is governed by its listing standards. All members of the Audit Committee meet the independence standards of the New York Stock Exchange. The Audit Committee met three times in 2002.

Compensation Committee.    The Compensation Committee has been delegated the functions of the Board relating to director and executive compensation and benefits, including administration of the Company’s Stock Option Plan and Deferred Compensation Plan. The Compensation Committee met once in 2002.

Corporate Governance Committee.    The Corporate Governance Committee’s Charter was expanded in March 2003 to assist the Board in indentifying qualified individuals to become directors, determinging the composition of the Board and its committees, facilitating the evaluation of the Board’s overall effectiveness, and considering corporate governance matters, including monitoring the implementation and maintenance of the Company’s Corporate Governance Principles. Any stockholder wishing to propose a director nominee for the Committee’s consideration should submit a recommendation in writing to the Committee’s Chairman, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director. Previously, the Corporate Governance Committee was known as the Nominating Committee and did not formally meet in 2002 (although it did meet informally to identify candidates to fill two vacancies on the Board that occurred during the year).

Investment Risk Management Committee.    The Investment Risk Management Committee has the power to approve the Company’s investments and reviews the Company’s investment risk policies. The Investment Risk Management Committee met eight times in 2002.

Certain Relationships and Related Transactions

Steven J. Insoft joined the Company as its Vice President of Development in February 1998. Mr. Insoft’s parents own entities that were provided mortgage financing by the Company prior to Mr. Insoft joining the Company. During 2002, the total amount of mortgage payments made by these entities to the Company was approximately $935,337.43. In 2002, a prepayment of $6,343,327 was made by these entities reducing the outstanding mortgages balance to $8,500,000. The Company believes that the foregoing transactions among Mr. Insoft’s family members and the Company are on terms and conditions which are similar to those between the Company and unrelated third parties.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee has met and held discussion with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Company’s independent auditors also provided to the Committee the written disclosures required by Independent Standards Board Standard No. 1 (Independent Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm’s independence.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

Based upon the Committee’s discussions with management and the independent auditors and the Committee’s review of the representation of management and the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

March 28, 2003	Audit Committee

Keith P. Russell, Chairman

David R. Banks

William K. Doyle

Jack D. Samuelson

Independent Public Accountants

Ernst & Young LLP (Ernst & Young) has been selected by the Company’s Audit Committee to serve as the Company’s independent public accountants for fiscal 2003. Ernst & Young has been the Company’s independent public accountants since March 2002.

Representatives of Ernst & Young LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

On March 13, 2002, the Board of Directors and the Audit Committee of the Company decided to no longer engage Arthur Andersen as the Company’s independent public accountants and engaged Ernst & Young to serve as the Company’s independent public accountants for the calendar year 2002.

Arthur Andersen’s reports on the Company’s consolidated financial statements for each of the years ended 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2001 and 2000, and through March 13, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter in connection with its report on the Company’s consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During the years ended December 31, 2001 and 2000 and through March 13, 2002, the Company did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Audit Fees

The aggregate fees billed for professional services rendered for the audit of the Company’s financial statements for 2002 and the reviews of the financial statements included in the Company’s Form 10-Q’s for 2002 was $176,900.

Financial Information Systems Design and Implementation Fees

None.

All Other Fees

The aggregate fees billed for all other professional services rendered by Ernst & Young during 2002 was $355,553. These services included assurance services in connection with SEC registration statements and other securities offerings, reaudits of the Company’s 2000 and 2001 financial statements, services with respect to Audit Committee “Best Practices” and other services related primarily to tax compliance, including the preparation of federal and state tax returns for the Company. The Audit Committee has concluded that the provision of professional non-audit services is compatible with maintaining Ernst & Young’s independence.

Executive Compensation

The following Report of the Compensation Committee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this Report or the performance graphs by reference therein.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for 2002.

What is the Company’s philosophy of executive officer compensation?

The Company’s compensation program for executives consists of three key elements:

•	A base salary;
•	A performance-based annual bonus; and
•	Periodic grants of stock options and dividend equivalents.

The Compensation Committee believes that this three-part approach best serves the interests of the Company and its stockholders. It enables the Company to meet the requirements of the highly competitive environment in which the Company operates while ensuring that executive officers are compensated in a way that advances both the short- and long-term interests of stockholders. Under this approach, compensation for these officers involves a high proportion of pay that is “at risk”—namely, the annual bonus, stock options and dividend equivalents. The variable annual bonus permits individual performance to be recognized on an annual basis, and is based, in significant part, on an evaluation of the contribution made by the officer to the Company’s performance. Stock options and dividend equivalents relate a significant portion of long-term remuneration directly to stock price appreciation realized by all of the Company’s stockholders.

Since 1995, the Compensation Committee has retained the services of an executive compensation consulting firm (the “Compensation Consultant”) to assist the Committee in its assessment of the Company’s compensation programs for its executive officers.

Base Salary.    Base salaries for the Company’s executive officers, as well as changes in such salaries, are based upon recommendations by the Chief Executive Officer, taking into account such factors as competitive industry salaries; a subjective assessment of the nature of the position; the contribution and experience of the officer; and the length of the officer’s service. The Compensation Consultant reviews all salary recommendations with the Compensation Committee, which then approves or adjusts such recommendations.

Annual Bonus.    Annual bonuses are based upon recommendations by the Chief Executive Officer, taking into consideration an evaluation of the performance of the Company as a whole together with a subjective evaluation of each executive officer. The Compensation Consultant reviews all bonus recommendations with the Compensation Committee, which then approves or adjusts such recommendations.

Stock Options and Dividend Equivalents.    All of the executive officers participate in the Company’s Stock Option and Restricted Stock Plan. That plan’s primary purpose is to offer an incentive for long-term performance of the Company. The plan provides for awards of restricted stock, grants of stock options and stock appreciation rights and awards of dividend equivalents.

In 1996, at the recommendation of the Compensation Consultant, grants of stock options and awards of dividend equivalents related to stock options replaced awards of restricted stock. The stock options vest ratably over a three-year period and are exercisable at the market price of the Company’s common stock on the date of grant. Dividend equivalents are paid in cash based upon a formula recommended by the Compensation Consultant.

Fifty percent of the dividend equivalent award depends upon the Company’s performance measured by total return to stockholders (increase in stock price and dividends paid) over a three-to-five year period, compared to a peer group of healthcare real estate investment trusts as selected by the Compensation Committee after considering recommendations of the Compensation Consultant. The other 50% of the dividend equivalent award depends on performance standards of (1) growth percentage of funds from operations, (2) multiple of funds from operations, (3) dividend growth, (4) dividend yield, and (5) amount and quality of new investments, and each of these five factors is reviewed against the peer group; however, the determination as to whether this 50% test is met in whole or in part is based on the overall judgment of the Committee as to whether the Company’s performance as measured by these performance standards merits satisfying this 50% of the dividend equivalents test. Dividend equivalents may be earned in their entirety or in part depending upon whether the criteria are fully met at the time of measurement. In 2002, the Compensation Consultant recommended and the Committee determined that: for stock options granted in 1997, the remaining 3.5% of the dividend equivalents had been earned, for stock options granted in 1998, the remaining 5% of the dividend equivalents had been earned, and for stock options granted in 1999, two-thirds of the dividend equivalents had been earned.

In January 2002, for executive officers, other than the Chief Executive Officer, stock option grants ranged from 12,500 to 17,500, and dividend equivalent awards also ranged from 12,500 to 17,500. The levels of such awards were based upon the recommendation of the Compensation Consultant. The awards are intended to provide incentives for the long-term performance of the Company.

How is the Company’s Chief Executive Officer compensated?

The Compensation Committee set Mr. Andrews’ salary for 2002 at its January 2002 meeting. Mr. Andrews’ base salary increased $14,000 to $480,000 based upon the recommendation of the Compensation Consultant and in light of salaries being paid to other similarly situated Chief Executive Officers as determined based on the business experience of the members of the Compensation Committee and in recognition of the Company’s performance in 2001 under his leadership.

Mr. Andrews was granted 50,000 stock options and awarded 50,000 dividend equivalents in January 2002. The purpose of this award was to provide a long-term incentive to Mr. Andrews as options vest ratably over three years and the dividend equivalents can be earned depending upon the Company’s performance measured for a minimum of a three-year period up to a five-year period as described above. The award was based upon the recommendation of the Compensation Consultant and the subjective evaluation of Mr. Andrews’ performance and that of the Company as a whole.

The Compensation Committee considered bonuses for 2002 at its January 2003 meeting, and determined, based on the overall performance of the Company in 2002, including the decline in market value of the Company’s shares, not to award the Chief Executive Officer a bonus for 2002. The bonus opportunity for the Chief Executive Officer for 2003 was set at 60% of his base salary for 2003.

How is the Company Addressing Internal Revenue Code limits on deductibility of compensation?

The Compensation Committee has considered the anticipated tax treatment to the Company regarding the compensation and benefits paid to the executive officers of the Company in light of the enactment of Section 162(m) of the Internal Revenue Code of 1986, as amended. The basic philosophy of the Compensation Committee is to strive to provide such executive officers with a compensation package which will preserve the deductibility of such payments for the Company. However, certain types of compensation payments and their deductibility depend upon the timing of an executive officer’s vesting or exercise of previously granted rights. Moreover, interpretations of and changes in the tax laws and other factors beyond the Compensation

Committee’s control may affect the deductibility of certain compensation payments. The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

March 28, 2003	Compensation Committee

David R. Banks (Chairman)

Charles D. Miller

Jack D. Samuelson

Compensation Committee Interlocks and Insider Participation

Mr. Banks is the Chairman of the Company’s Compensation Committee and was an officer of the Company, serving as Chairman of the Board of Directors, from its inception until June 1988.

Employment Agreements

The Company has entered into employment agreements with R. Bruce Andrews, President and Chief Executive Officer, and Mark L. Desmond, Senior Vice President, pursuant to which Mr. Andrews received base compensation for 2002 of $480,000, and Mr. Desmond received base compensation of $231,000. Annual bonuses and annual grants of stock options with performance-based dividend equivalents, as well as annual increases in base compensation, are determined by the Company’s Compensation Committee, subject to provisions of the employment agreements. Mr. Andrews’ employment agreement provides for a three-year employment period and automatically renews on the first day of each month for a new three-year period, unless the Company gives Mr. Andrews notice that the agreement will not be further extended. Mr. Andrews’ employment agreement provides for a final termination date not later than his 65th birthday. The employment agreement for Mr. Desmond provides for an employment period ending February 28, 2004, and automatically extends one year on each February 28th thereafter unless the Company or Mr. Desmond gives notice that the agreement will not be further extended.

In the event of a termination in Mr. Andrews’ employment other than for cause, disability, death or by him for good reason, he is entitled to a severance payment equal to three time his highest annual base compensation and three times his average annual bonus over the last three years. Under such circumstances, any shares of restricted stock and options held by him that are not then vested will vest. The Company will provide Mr. Andrews with any performance-based dividend equivalents that would have been earned by Mr. Andrews during the three years following termination. Mr. Andrews will continue to be covered by the Company’s health plan for a three-year period.

In the event of a termination of employment of Mr. Desmond, other than for cause, disability, death or within three years following a change of control, he is entitled to a severance payment equal to 150% of his highest annual base compensation and 150% of his average annual bonus over the last three years. In addition, shares of restricted stock and stock options held by him that are not then vested will vest. The Company will provide him with any performance-based dividend equivalents that would have been earned by him during the eighteen months following his termination. Mr. Desmond will continue to be covered by the Company’s health plan for a period of 18 months following termination.

The Company has adopted an executive employment security policy. The policy provides generally that if, within three years following a change of control of the Company, the employment of any plan participant is terminated, except under defined circumstances, the participant is entitled to receive payments equal to the participant’s highest compensation for a period of twelve to thirty-six months following termination, depending upon the participant’s length of employment. These payments would be reduced by one-half of any compensation received from any new employment. Donald D. Bradley, Mark L. Desmond, John J. Sheehan, Jr. and Steven J. Insoft have been designated as plan participants.

Executive Compensation Summary Table

The following table sets forth information concerning total compensation earned or paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who served in such capacities as of December 31, 2002 (the “named executive officers”) for services rendered to the Company during each of the last three years.

EXECUTIVE COMPENSATION SUMMARY TABLE

Name and Principal Position		Annual Compensation			Long-Term Compensation
	Fiscal Year	Salary		Bonus	Stock Options Awarded	LTIP Payouts ($)(1)	All Other Compensation(2)
R. Bruce Andrews President and Chief Executive Officer	2002 2001 2000	480,000 466,000 446,250		— 279,600 267,750	50,000 50,000 50,000	482,126 574,685 326,800	30,700 28,840 17,850
Mark L. Desmond Senior Vice President and Chief Financial Officer	2002 2001 2000	231,000 224,000 214,000		70,000 89,600 85,600	17,500 17,500 17,500	168,747 201,140 114,380	20,727 19,160 8,560
Donald D. Bradley Senior Vice President and General Counsel	2002 2001 2000	225,000 161,644 —	(3)	90,000 63,500 —	17,500 17,500 —	— — —	17,042 15,810 —
John J. Sheehan, Jr. Vice President of Development	2002 2001 2000	179,000 171,000 163,000		57,000 53,700 51,300	12,500 12,500 12,500	120,530 143,671 81,700	18,970 17,352 6,831
Steven J. Insoft Vice President of Development	2002 2001 2000	166,000 161,000 154,000		50,000 48,300 46,200	12,500 12,500 12,500	82,978 84,273 —	17,609 16,364 3,200

(1)	These amounts represent payment of dividend equivalents earned by named executive officers. See footnote 1 to the table under “Option Grants During 2002” on page 13.

(2)	The Company provides the named executive officers with certain group health, medical and other non-cash benefits generally available to all salaried employees and not included in this column pursuant to SEC rules. The amounts shown in this column include the Company’s matching contributions under the Company’s deferred compensation account and the Company’s contribution under the Company’s 401(K) plan.

(3)	This amount is for the period from March 12, 2001 (commencement of Mr. Bradley’s employment with the Company).

Option Grants for 2002

The following table sets forth information with respect to option grants to the named executive officers during fiscal 2002 and the potential realizable value of such option grants:

•	The number of shares of common stock underlying options granted during the year;
•	The percentage that such options represent of all options granted to employees during the year;
•	The exercise price;
•	The expiration date; and
•	The hypothetical present value, as of the grant date, of the options under the option-pricing model discussed below.

The Company calculated the hypothetical value of the options as of their date of grant using the Black-Scholes option pricing model, as permitted by SEC rules, based upon a set of assumptions set forth in the footnote to the table. This model is only one method of valuing options, and the reader should not interpret the Company’s use of the model as an endorsement of its accuracy. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of the exercise.

OPTION GRANTS DURING 2002

Name	Number of Options Granted(1)	% of Total Options Granted to Employee in Fiscal Year	Exercise Price ($/Share)(2)	Expiration Date	Hypothetical Value at Grant Date(3)

R. Bruce Andrews	50,000	35.9%	$19.60	1/21/12	$84,500

Mark L. Desmond	17,500	12.5%	$19.60	1/21/12	29,575

Donald D. Bradley.	17,500	12.5%	$19.60	1/21/12	29,575

John J. Sheehan, Jr.	12,500	8.9%	$19.60	1/21/12	21,125

Steven J. Insoft	12,500	8.9%	$19.60	1/21/12	21,125

(1)	Awards of dividend equivalents accompany the 2002 stock option grants on a one-for-one basis. Such dividend equivalents are payable in cash until such time as the corresponding stock option is exercised, based upon a formula approved by the Compensation Committee. Fifty percent of the dividend equivalent award depends upon the Company’s performance measured by total return to stockholders (increase in stock price and dividends paid) over a three-to-five year period, compared to a peer group of healthcare real estate investment trusts as selected by the Compensation Committee after considering recommendations of the Compensation Consultant. The other 50% of the dividend equivalent award depends on performance standards of (1) growth percentage of funds from operations, (2) multiple of funds from operations, (3) dividend growth, (4) dividend yield, and (5) amount and quality of new investments, and each of these five factors is reviewed against the peer group; however, the determination as to whether this 50% test is met in whole or in part is based on an overall judgment of the Compensation Committee as to whether the Company’s performance as measured by these performance standards merits satisfying this 50% of the dividend equivalents test.

(2)	The market prices on the dates of the grants were the same as the exercise prices.

(3)	Calculated using the Black Scholes option valuation methodology. In using this methodology, the Company utilized the following variables: risk free rate of return of 4.89%; .28835 three-year volatility factor; 9.39% dividend yield; and ten-year option term, which yields a Black Scholes value for such stock options of $1.69 per share.

Option Exercises and Values for 2002

The table below sets forth the following information with respect to option exercises during fiscal 2002 by each of the named executive officers and the status of their options at December 31, 2002:

•	The number of shares of common stock acquired upon exercise of options during 2002;
•	The aggregate dollar value realized upon the exercise of such options;
•	The total number of exercisable and non-exercisable stock options held at December 31, 2002;
•	The aggregate dollar value of in-the-money exercisable options at December 31, 2002.

AGGREGATE OPTION EXERCISES DURING 2002

AND OPTION VALUES ON DECEMBER 31, 2002

Name	Number of Shares Acquired Upon Exercise of Option	Value Realized Upon Exercise
			Number of Unexercised Options 12/31/02		Value of Unexercised In-the-Money Options 12/31/02(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable

R. Bruce Andrews	—	$—	220,001	99,999	$19,417	$11,083

Mark L. Desmond	—	—	76,999	34,731	6,795	3,880

Donald D. Bradley	—	—	5,833	29,167	—	—

John J. Sheehan, Jr.	—	—	55,001	24,999	4,855	2,770

Steven J. Insoft	—	—	35,001	24,999	4,855	2,770

(1)	In accordance with SEC rules, the Company calculates the values by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $14.93, the closing common stock price reported from the New York Stock Exchange on December 31, 2002.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	624,500	$19.38	443,433

Equity compensation plans not approved by security holders	—	—	—

Total	624,500	$19.38	443,433

PERFORMANCE GRAPHS

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

The following graph demonstrates the performance of the cumulative total return to the stockholders of the Company’s Common Stock during the previous five years in comparison to the cumulative total return on the National Association of Real Estate Investment Trusts (NAREIT) Equity Index and the Standard & Poor’s 500 Stock Index. The NAREIT Equity Index is comprised of all tax-qualified, equity oriented, real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ National Market.

IT SHOULD BE NOTED THAT THIS GRAPH REPRESENTS HISTORICAL STOCK PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

OTHER MATTERS

As of the date of this proxy statement, the Company knows of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2004 Annual Meeting.    Stockholders interested in presenting a proposal for consideration at the Company’s annual meeting of stockholders in 2004 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and the Company’s by-laws. To be eligible for inclusion in the proxy statement, the Company’s President must receive the stockholder proposals no later than November 28, 2003.

Stockholders interested in presenting a proposal at the Company’s annual meeting of stockholders outside the procedures prescribed in Rule 14a-8 (i.e., a proposal to be presented at the annual meeting of stockholders in 2004 but not included in the Company’s proxy statement) must be received by the Company’s President no later than February 3, 2004 to be considered timely. Under the SEC’s proxy voting rules, the Company may exercise discretionary voting authority on stockholder’s proposal received after such date.

Proxy Solicitation Costs.    The total cost of this solicitation will be borne by the Company. In addition to use of the mails, proxies may be solicited by directors and officers of the Company personally and by telephone or facsimile. The Company may reimburse persons holding shares in their own names or in the names of the nominees for expenses they incur in obtaining instructions from beneficial owners of such shares. The Company has also engaged D.F. King, Inc. to deliver proxies for a fee of approximately $750 plus out-of-pocket expenses.

By Order of the Board of Directors,

R. Bruce Andrews

President and Chief Executive Officer

March 28, 2003

APPENDIX A

Audit Committee Charter

March 1, 2003

I.	PURPOSE

The Audit Committee of the Board of Directors of Nationwide Health Properties Inc. shall assist the Board in its oversight of the:

•	Integrity of NHP’s financial statements.

•	Accounting and financial reporting processes and audits of NHP’s financial statements.

•	Systems of internal accounting and financial controls.

•	Independence and qualifications of the independent auditor.

•	Performance of the internal audit function and independent auditors.

•	Compliance with the NHP Business Code of Conduct & Ethics and applicable legal and regulatory requirements.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits, nor to determine that NHP’s financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

II.	COMPOSITION

The Committee shall consist of a minimum of three directors appointed by the Board of Directors upon the recommendation of the Corporate Governance Committee. Any member of the Committee may be removed by the Board in its discretion.

III.	QUALIFICATIONS

The Board will determine that:

•	Each member of the Committee is “independent” in accordance with NHP’s Corporate Governance Principles (which incorporate the NYSE’s and SEC’s proposed rules for directors and audit committee members);

•	Each member has sufficient financial experience and ability to fully discharge his or her responsibilities; and

•	At least one member is an “Audit Committee Financial Expert” within the meaning of Item 401 of Regulation S-K.

IV.	RESPONSIBILITIES AND AUTHORITY

The Committee’s responsibilities and authority include:

A.    Discussions with Management/Independent Auditors

To review and discuss with management and the independent auditor, as appropriate:

•	Financial Statements. The (1) annual audited and quarterly financial statements and related reports on Forms 10-K and 10-Q, including Management’s Discussion and Analysis of Financial Condition

and Results of Operations, (2) process for the CEO and CFO certifications required by the SEC and (3) disclosure and internal controls (including any material changes or deficiencies in those controls).

•	Other Financial Disclosures. Earnings press releases and financial information and earnings guidance provided to analysts and to rating agencies, which may be performed generally by the Committee (i.e., discussion of the type of information to be disclosed or presentation to be made) and need not include discussion in advance of each such release or instance in which guidance is provided.

•	Audit Issues. Any audit problems or difficulties and management’s response.

•	Risk Management. Risk assessment and risk management policies, including major financial risk exposures and steps taken by management to monitor and mitigate them.

•	Material Communications. Any material communications between the audit team and the independent auditor’s national office regarding auditing or accounting issues that the engagement presented.

•	Accounting Adjustments. Any accounting adjustments that were noted or proposed by the independent auditor but were not adopted by management.

•	Internal and External Controls. NHP’s internal and external system of audit and financial controls and management’s annual assertion of its assessment of the effectiveness thereof.

B.    Selection of Independent Auditor

To select, retain, evaluate and if necessary replace the independent auditor that examines NHP’s accounts, controls and financial statements, to pre-approve all its audit engagement fees and terms and the scope of the audit, including the adequacy of staffing and compensation, and to pre-approve any non-audit service provided by it above a de minimis level(s) from time to time established by the Committee. The Committee may delegate pre-approval authority to the Chair of the Committee so long as he or she presents any decisions made to the full Committee at its next scheduled meeting. The independent auditor shall report directly to and be ultimately accountable to the Committee. The independent auditor shall not be retained to perform the prohibited non-audit functions listed on Exhibit A. The approved non-auditing services must be disclosed in NHP’s periodic public reports required by Section 13(a) of the Securities Exchange Act of 1934, as amended.

C.    Formal Reviews

To review and approve, if necessary, each of the following:

•	Standards and Principles. NHP’s financial reporting and accounting standards and principles, significant changes to them or in their application and the key accounting decisions affecting NHP’s financial statements, including alternatives to, and the rationale for, the decisions made.

•	Internal Audit. The internal audit function, including (1) its purpose, authority and organizational reporting lines and (2) the annual audit plan, budget, staffing and results.

•

Independent Auditors.    The (1) overall scope and plan for the audit, (2) matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, and (3) annual formal written report from the independent auditor delineating (a) the auditing firm’s internal quality-control procedures, (b) any material issues raised within the preceding five years by the auditing firm’s internal quality-control reviews, by peer reviews of the firm, or by any governmental or other inquiry or investigation relating to any audit conducted by the firm, (c) steps taken by the auditing firm to address any findings in any of the foregoing reviews and (d) any relationships between the independent auditor and NHP. In connection with the foregoing, the Committee should obtain and review timely reports from the independent auditor regarding (1) all critical accounting policies and practices to be used by NHP, (2) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor and (3) all other material written communications between the independent auditor and management, including any management letter or schedule of unadjusted differences.

•	Relationships with Auditor. All relationships between the independent auditor and NHP, including (1) pre-approving in accordance with its policies the hiring by NHP of employees or former employees of the independent auditor and (2) ensuring that the lead audit and review partners are changed every five years.

•	Related Party Transactions. All related-party transactions.

D.    Annual Committee Report

To prepare and publish an annual committee report in NHP’s proxy statement.

E.    Business Code of Conduct & Ethics

To review and investigate any matters pertaining to the integrity of management, including conflicts of interest, compliance processes, other matters covered by NHP’s Business Code of Conduct & Ethics and any reports to the Committee from counsel regarding any material violations or breaches of fiduciary duties.

V.	COMMUNICATION, ACCESS AND ADVISORS

The Committee shall endeavor to maintain free and open communication among its members, the independent auditors, the internal auditors and management. It also will have full access to all of NHP’s books, records, facilities and personnel. If the Committee determines that the services and advice of management, the independent auditors and outside company counsel and other company advisors are insufficient to carry out its purpose and fulfill its responsibilities, the Committee may retain such outside counsel, experts and other advisors as it deems appropriate in its sole discretion and approve related fees and retention terms.

VI.	MEETINGS AND REPORTS TO BOARD

The Committee shall meet at least quarterly. These meetings shall include separate meetings with management, the independent auditors and, periodically, the internal auditors to discuss issues and concerns warranting Committee attention. The Committee shall report its recommendations to the Board after each of its meetings.

VII.	ANNUAL EVALUATIONS

At least annually, the Committee shall evaluate and report to the Board on the:

•	Performance of the Committee.

•	Adequacy of the Committee Charter.

•	Independence of NHP’s auditors.

EXHIBIT A

Prohibited Non-Audit Services

1.	Bookkeeping or other services related to the accounting records or financial statements of NHP;

2.	Financial information systems design and implementation;

3.	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

4.	Actuarial services;

5.	Internal audit outsourcing services;

6.	Management functions or human resources;

7.	Broker or dealer, investment advisor, or investment banking services;

8.	Legal services and expert services unrelated to the audit; and

9.	Any other services that the Public Company Accounting Oversight Board formed pursuant to the Sarbanes-Oxley Act of 2002 determines are impermissible.

NATIONWIDE HEALTH PROPERTIES, INC. PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark L. Desmond, Donald D. Bradley and Don M. Pearson and each of them, as proxies, each with the power to appoint his substitute, to represent and to vote as designated below, all the shares of Common Stock of Nationwide Health Properties, Inc. held of record by the undersigned on March 21, 2003, at the Annual Meeting of Stockholders to be held on May 29, 2003 and at any adjournment thereof.

1.	ELECTION OF DIRECTORS
FOR each nominee listed below	WITHHOLD AUTHORITY
(except as marked to the contrary below)	To vote for each nominee below

William K. Doyle, Robert D. Paulson, and Keith P. Russell

(INSTRUCTION):                     To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below)

2.      In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned. If no specification is made, the Proxy will be voted FOR proposal 1.

If any nominee named above declines or is unable to serve as a director, the persons named as proxies, and each of them, shall have full discretion to vote for any other person who may be nominated.

NOTE: Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:	, 2003

Signature of Stockholder(s)

Please sign, date and return today in the enclosed envelope. This Proxy will not be used if you attend the meeting in person and so request.